Exhibit 5

[DLA PIPER LETTERHEAD]

March 16, 2009

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

Ladies and Gentlemen:

As legal counsel for Jamba, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to 1,500,000 shares (the “Shares”) of the Common Stock, $0.001 par value, of the Company issuable to James D. White pursuant to a stand alone Non-Qualified Stock Option Agreement dated December 1, 2008 (the “Option Agreement”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States.

Based on such examination, we are of the opinion that the Shares which may be issued pursuant to the Option Agreement when issued against receipt of the consideration therefor in accordance with the provisions of the Option Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Respectfully submitted,

/s/ DLA Piper LLP (US)